Exhibit 3.1

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUNOCO LP

July 31, 2015

This Amendment No. 2 (this “Amendment No. 2”) to the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of July 31, 2015, by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement, or (iii) pursuant to Section 13.1(j) of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a) of the Partnership Agreement; and

WHEREAS, pursuant to Section 13.3(c) of the Partnership Agreement, if the General Partner determines that an amendment does not satisfy the requirements of Section 13.1(d) of the Partnership Agreement because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement dated as of July 15, 2015 (the “Contribution Agreement”) by and among Susser Holdings Corporation, a Delaware corporation (“SHC”), ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), Heritage Holdings, Inc., a Delaware corporation (“HHI”), the Partnership, the General Partner and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), the Partnership has agreed to authorize the issuance of two new classes of Partnership Interests designated as “Class A Units” and “Class B Units” having the rights, preferences and privileges set forth in this Amendment No. 2; and

WHEREAS, pursuant to the Contribution Agreement, SHC has agreed (i) to cause Stripes LLC, a Texas limited liability company and a wholly owned subsidiary of SHC (“Stripes LLC”), to exchange the existing Common Units it holds in the Partnership for, and (ii) to allow conversion of the existing Subordinated Units it holds in the Partnership through Stripes No. 1009 LLC, a Texas limited liability company and a wholly owned subsidiary of SHC (“Stripes 1009”) and Stripes LLC, into, units of a new class of Partnership Interests to be designated as “Class A Units”; and

WHEREAS, pursuant to the Contribution Agreement, ETP Holdco and HHI have agreed to receive units of a new class of Partnership Interests to be designated as “Class B Units” as partial consideration for the contribution by ETP Holdco and HHI of all of the outstanding shares of capital stock of SHC to the Partnership; and

WHEREAS, the General Partner has determined that the creation of the new classes of Partnership Interests to be designated as “Class A Units” and “Class B Units” provided for in this Amendment No. 2 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, Stripes LLC and Stripes 1009, in their capacities as Limited Partners holding all of the outstanding Subordinated Units, have consented to and approved this Amendment No. 2, including without limitation the provisions that provide for the conversion of the outstanding Subordinated Units into Class A Units; and

WHEREAS, ETP, in its capacity as the sole holder of the Incentive Distribution Rights, has consented to and approved this Amendment No. 2, including without limitation the provisions that provide for conversion of the outstanding Subordinated Units into Class A Units; and

WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary and appropriate in connection with the creation, authorization and issuance of the issuance of the Class A Units and Class B Units, and (iii) pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable to reflect, account for and deal with appropriately the investment by the Partnership in any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership; and

WHEREAS, the General Partner has determined that, pursuant to Section 13.3(c) of the Partnership Agreement, to the extent that the amendments providing for the conversion of the outstanding Subordinated Units and setting forth the terms of the Class A Units adversely affect the Subordinated Units as a class of Partnership Interests and the Incentive Distribution Rights as a class of Partnership Interests, as compared to the other classes of Partnership Interests, in any material respect, such amendments shall only be required to be approved by the holders of the Subordinated Units as a separate class (which approval has been received) and by the holders of the Incentive Distribution Rights (which approval has been received);

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

a.	Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Class A Unit” means a Partnership Interest having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Conversion Effective Date” has the meaning assigned to such term in Section 5.13(b).

“Class B Unit” means a Partnership Interest having the rights and obligations specified with respect to Class B Units in this Agreement.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit or any Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Class A Units, Class B Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Propco” means Susser Petroleum Property Company LLC, a Delaware limited liability company.

“Propco Available Cash” means any and all cash or cash equivalents on hand derived from or attributable to (i) any distribution or dividend received by the Partnership (directly or indirectly) from Propco or the proceeds of any sale of the membership interests of Propco received by the Partnership (directly or indirectly) or (ii) any interest or principal payments received by the Partnership (directly or indirectly) with respect to indebtedness of Propco or its subsidiaries.

“Propco Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership (directly or indirectly) of, or sale or other disposition of, the membership interests of Propco or the Partnership’s ownership (directly or indirectly) of any indebtedness of Propco or any of its subsidiaries, including any such income, gains, losses and deductions included in Net Termination Gain or Net Termination Loss.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Subordinated Units, Class A Units and Class B Units, but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

b.	Article V of the Partnership Agreement is hereby amended by adding a new Section 5.12 at the end thereof as follows:

“5.12 Establishment of Class A Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class A Units” and initially consisting of a total of 11,018,744 Class A Units. The initial Class A Units shall be issued to SHC (i) upon the exchange of the Common Units held by SHC (the “Common Exchange”) pursuant to and in accordance with the Contribution Agreement, and (ii) upon the conversion of the Subordinated Units held by SHC in accordance with the following sentence, and the Common Units and Subordinated Units which are so exchanged or converted shall be cancelled upon the issuance of the Class A Units with respect thereto. Immediately after the effective time of this Amendment No. 2, and immediately after the Common Exchange (but prior to the contribution of SHC to the Partnership in accordance with the Contribution Agreement), each Subordinated Unit Outstanding shall be and hereby is reclassified and converted into one fully paid and nonassessable Class A Unit. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class A Units in the future.

(b) Rights of Class A Units. The Class A Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations (and such rights, preferences, privileges and duties shall continue, and the Class A Units shall continue to be deemed Outstanding to the extent of such rights, preferences, privileges and duties, if and when such Class A Units are held by any Group Member, notwithstanding any provision in Section 7.11 to the contrary):

(i) Initial Capital Account. The initial Capital Account with respect to each Class A Unit will be equal to the Capital Account of each Common Unit and each Subordinated Unit held by SHC exchanged and converted on the date of the issuance of the corresponding Class A Unit.

(ii) Voting Rights. The Class A Units shall not have any voting rights, except as otherwise required by any non-waivable provision of law. With respect to any matter on which the Class A Units are entitled to vote, each Class A Unit will be entitled to one vote on such matter.

(iii) Redemption and Conversion Rights. The Class A Units shall be perpetual and shall not have any rights of redemption or conversion.

(iv) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner shall act as the Transfer Agent for the Class A Units.

(v) Allocations. The Class A Units will be entitled to allocations of Partnership items of income, gain, loss and deduction pursuant to Sections 6.1 and 6.2. For purposes of Section 6.1(c), (A) allocations of Net Termination Gain and Net Termination Loss during the Subordination Period shall be made to the Class A Units to the same extent as such items would be so allocated if such Class A Units were Subordinated Units that were then Outstanding, and (B) allocations of Net Termination Gain and Net Termination Loss after the Subordination Period shall be made to the Class A Units to the same extent as such items would be so allocated if such Class A Units were Common Units that were then Outstanding. Notwithstanding the above, the Class A Units will not be entitled to receive an allocation of any Propco Items.

(vi) Distributions. The Class A Units will be entitled to distributions as provided in Sections 6.4, 6.5 and 12.4, but will not be entitled to receive any distributions of Propco Available Cash.

(vii) Certificates. The Class A Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

c.	Article V of the Partnership Agreement is hereby amended by adding a new Section 5.13 at the end thereof as follows:

“5.13 Establishment of Class B Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class B Units” and initially consisting of a total of 21,978,980 Class B Units. The Class B Units shall be issued to HHI and ETP Holdco in accordance with the terms of the Contribution Agreement.

(b) Conversion.

(i) All Class B Units shall automatically convert into Common Units on a one-for-one basis (subject to adjustment in Section 5.9 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class B Conversion Effective Date) on the first Business Day following the Record Date for the distribution for the Quarter ended June 30, 2015 (the “Class B Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class B Units shall be changed, automatically and without further action, on the Class B Conversion Effective Date so that each Class B Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Units shall be Outstanding; provided, however, that such converted Class B Units will remain subject to the provisions of Section 5.13(b)(ii) and Section 6.1(d)(x).

(ii) Subject to the provisions of Section 5.13(b)(iii), immediately prior to the transfer of a Class B Unit that has converted into a Common Unit by the holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph apply), the Capital Account maintained for such Person with respect to its converted Class B Units will (X) first, be allocated to the converted Class B Units to be transferred in an amount equal to the product of (a) the number of converted Class B Units to be transferred and (b) the Per Unit Capital Amount for a Common Unit, and (Y) second, any remaining balance in such Capital Account will be retained by the transferor. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained converted Class B Units, if any, will have a balance equal to the amount allocated under clause (Y) above, and the transferee’s Capital Account established with respect to the transferred converted Class B Units will have a balance equal to the amount allocated under clause (X) above.

(iii) A Unitholder holding a Common Unit issued upon conversion of a Class B Unit pursuant to Section 5.13(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the Common Unit issued upon conversion of such Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 5.13(b)(iii), General Partner shall take whatever steps are required to provide economic uniformity to the Common Units issued upon conversion of Class B Units in preparation for a transfer of such Common Units, including application of Section 5.13(b)(ii) and Section 6.1(d)(x)(D).

(c) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Class B Units and ending on the Class B Conversion Effective Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss, shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.

(d) Distributions. The Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5 and a holder of Class B Units shall not be treated as a “Unitholder” to the extent it holds Class B Units for purposes of Sections 6.4 and 6.5.

(e) Voting. The Class B Units will have such voting rights pursuant to the Agreement as such Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

(f) Certificates. The Class B Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to Section 5.13(b)(iii) and the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units.

(g) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner shall act as the Transfer Agent for the Class B Units.

(h) Surrender of Certificates. Subject to the requirements of Section 5.13(b)(iii), on or after the Class B Conversion Effective Date, each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class B Conversion Effective Date whether or not the Class B Unit Certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

d.	Section 6.1(c) of the Partnership Agreement is hereby amended to add the following proviso at the end of such section:

“; provided, however, that in no event shall the allocations of Net Termination Gain or Net Termination Loss result in the distribution of any items derived from or attributable to Propco Available Cash to a holder of Class A Units pursuant to Section 12.4(c) and the General Partner may adjust the allocations of Net Termination Gain or Net Termination Loss to avoid such result.”

e.	Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended read as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except for distributions of Propco Available Cash pursuant to Section 6.10 and cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, and “Excess Distribution” and the Units with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current and all previous taxable periods is equal to the amount of the Excess Distribution; provided, however, this Section 6.1(d)(iii)(A) shall not apply to the extent distributions are not made to the Class B Units with respect to any Record Date prior to the Class B Conversion Effective Date.”

f.	Article VI of the Partnership Agreement is hereby amended to add a new Section 6.1(d)(xv) as follows:

“(xv) Allocations of Propco Items. All Propco Items shall, to the maximum extent possible, be allocated to the holders of the Common Units, Subordinated Units and Class B Units, Pro Rata.

g.	Section 6.1(d)(x) of the Partnership Agreement shall be amended to add Section 6.1(d)(x)(D) which shall read as follows and to renumber existing Section 6.1(d)(x)(D) as Section 6.1(d)(x)(E):

“With respect to any taxable period in which the Class B Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class B Units that are Outstanding immediately before the Class B Conversion Effective Date in the proportion that the respective number of Class B Units held by such Partner bears to the total number of Class B Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class B Units that causes the Capital Account attributable to each Class B Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class B Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class B Units into Common Units.”

h.	Section 6.4(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“During Subordination Period. Available Cash (other than Propco Available Cash which shall be distributed in accordance with Section 6.10) with respect to any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Partnership Interests issued pursuant thereto:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to all Unitholders holding Subordinated Units and Class A Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit and Class A Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii); and provided, further, that any quarterly distributions to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), 6.4(a)(vi) and 6.4(a)(vii) shall be computed without regard to the distributions made to the Class A Units in such Quarter.”

i.	Section 6.4(b) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“After Subordination Period. Available Cash (other than Propco Available Cash, which shall be distributed in accordance with Section 6.10) with respect to any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v); and provided, further, that any quarterly distributions to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(b)(iii), 6.4(b)(iv) and 6.4(b)(v) shall be computed without regard to the distributions made to the Class A Units in such Quarter .”

j.	The introduction to Section 6.5 of the Partnership Agreement is hereby amended and restated to read in its entirety:

“Distributions of Available Cash from Capital Surplus. Available Cash (other than Propco Available Cash, which shall be distributed in accordance with Section 6.10) that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:”

k.	Article VI of the Partnership Agreement is hereby amended to add a new Section 6.10 as follows:

“Section 6.10 Distributions of Propco Available Cash.

Distributions of cash and cash equivalents which are derived or attributable to Propco Available Cash shall be distributed in the same manner as set forth in Section 6.4 or Section 6.5, as applicable, except that the Class A Units shall not be entitled to participate in any such distributions of Propco Available Cash and the holders of Class A Units shall not be considered a Unitholder for purposes thereof.

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 2.

Section 4. This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO GP LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer